Service Contract - Michael Browne and Trident Brands Incorporated

This contract is entered into as of the date of the last signature below, by and between Trident Brands Incorporated (TRIDENT) and Michael Browne (MICHAEL BROWNE).

Trident and MICHAEL BROWNE hereby agree as follows:

1. Position. The Company will employ MICHAEL BROWNE in the contract position of Brand Director of TRIDENT and, in that position, MICHAEL BROWNE will report to the President of TRIDENT. TRIDENT retains the right to change MICHAEL BROWNE's title, duties, and reporting relationships as may be determined to be in the best interests of the Company.

2. The contract term is monthly and will renew automatically unless Trident notifies MICHAEL BROWNE in writing prior to the first date of the month.

3. Compensation and Benefits.

   - Compensation. MICHAEL BROWNE shall be paid $1000 monthly. Payments will be made in gross amount and MICHAEL BROWNE will be responsible for taxes, personal office expenses, and travel to GTA area workspace to conduct business duties.

   - Since the scope and range of duties may evolve, both parties agree to a quarterly review. Actual hours required for the assigned work for the previous quarter will be tracked by the MICHAEL BROWNE, and Trident and MICHAEL BROWNE will agree to make an adjustment to compensation if there is a significant gap between monthly compensation and fair value of time applied. Unless both parties agree to change, compensation remains at the above stated rate.

   - Profit Incentive. .25% of Trident Brands net profit, calculated and paid out after fiscal year's end. Final method of calculation to be completed and documented in compensation plan within 3 months of signing.

   - Option grant amendment. MICHAEL BROWNE will receive, at the date of signing, the following equity with this grant replacing the May 2014 option package as follows:

May 2014	Option amount	Strike Price	Vesting Date
Monthly compensation: $5000	375000	$0.75	12 mo.
	375000	$1.00	24 mo.
	375000	$1.50	36 mo.
AMMENDED Nov. 2015			
	Option amount	Strike Price	Vesting Date
Michael Browne - President			
Monthly compensation: $1000	375000	$0.75	Vested
	125000	$1.00	Aug-16
	125000	$1.50	Aug-17

4. General Duties.

Performance Tracking – Develop key performance indicators, with targets develop dashboard for weekly / monthly / quarterly review and update as required. Produce stakeholder performance reports.

Project Management – Create plan for each major initiative – as agreed by management team. Track and follow up on each deliverable, marking project plan with milestone achievement.
Business Planning – Prepare and maintain corporate strategy plan and proforma documents.
External Communications – Prepare and maintain a messaging plan for the business including press releases, website and ad hoc stakeholder communication requirements. Objective is to create a proactive, timely stream of corporate information that contributes to equity value.
Professional Communication – To provide professional quality presentations, memorandums, and other more formal communication such as business recommendations, category analysis, and proposals / LOI / agreement outlines for business partners.

5. Expenses. The Company shall pay or reimburse MICHAEL BROWNE for any expenses reasonably incurred by him in furtherance of his duties hereunder, including expenses for entertainment, travel, meals and hotel accommodations, upon submission by him of vouchers or receipts.

IN WITNESS WHEREOF, TRIDENT Brands Inc. and MICHAEL BROWNE have executed and delivered this Agreement as of the date written below.

Michael Browne
Nov 30/15

TRIDENT Brands, Inc.
By:
Name: Marc R. Holcombe
Title: Chairman